EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This SIX (6) MONTH EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 12th day of July, 2017, between NOVO INTEGRATED SCIENCES, INC., a Nevada Corporation (the “Company”) located at 11120 NE 2nd Street, Suite 200, Bellevue, Washington 98004, and CHRISTOPHER DAVID, an individual residing in Washington State, currently acting as the Companies’ President and Director (the “Executive”).

RECITALS

A. The Company is a Nevada, small-reporting corporation, that develops and provides both products and services in the healthcare and medical cannabis sector.

B. The Executive is an individual who has knowledge and abilities useful to the Company and who is currently serving the Company as its President and Director.

C. The Company desires to provide certain compensation to Mr. David for services to be performed by Mr. David, as President of the Company, which allows Mr. David to remain fulfilling the roles and responsibilities as the company’s President, a position he has filled for the Company since May 10, 2015.

D. This 6-month Agreement replaces the previous Future Service Agreement, dated February 19, 2016, between the Company and Mr. David with all terms and conditions of the February 19, 2016 Future Service Agreement having been met and Mr. David’s relationship with the Company being in good standing.

NOW, THEREFORE, in consideration of the mutual promises between the parties, the parties agree as follows:

1. Recitals. The recitals as stated in the preamble are true and correct and incorporated herein by reference.

2. Term of Agreement. This Agreement shall be effective as of July 1, 2017 and shall continue until December 31, 2017 (“Termination Date”), subject to the termination provisions contained in paragraph 6.

3. Duties. During the term of this Agreement, the Executive shall devote a sufficient amount of Executive's time, skill, and experience to manage the Company as its President, which is both an Executive Management and a Corporate Officer position. The Executive shall have all the usual powers of a President. This Agreement is entered into solely for the purpose of providing specific compensation to Executive for the provision of future services to the Company for the period of the Term. The terms and conditions of Executive’s performance of his duties shall be subject to the Board’s supervision at all times and such terms are not addressed in this Agreement. The Parties shall maintain an open relationship with clear communication and clear determination of duties.

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4. Compensation. At commencement of the Term of this Agreement, the Company shall pay to Executive the following incentive compensation:

(a) A monthly salary of US$8,000;

(b) The Executive shall be granted a Five-year (5) option for the purchase of one million (1,000,000) shares of the Company’s restricted Rule 144 common stock at a per option price of thirty-two cents (US$0.32) with a grant date of July 12, 2017, a vest date of July 12, 2018 (the 1-year anniversary) and an expiration date of July 12, 2022 (5-years from grant date), without further action. In the event that the number of authorized shares is altered, pursuant to stock splits, initial public offerings, or other activity, all of the shares granted to the Executive hereunder shall be adjusted proportionately.

5. Executive Benefits. The Executive is entitled to such other Executive Benefits as shall be determined by the Board, from time to time.

6. Termination. The Compensation covered by this Agreement is for the Executive’s future services to the Company for the Term. This Agreement shall be terminated as of the end of the defined term, unless the parties renew the same in writing. The Company may terminate Executive at any time, with or without cause, provided however, if the Executive is terminated without cause:

(a) the stock option compensation to be paid hereunder shall be deemed fully vested effective as of the date immediately prior to the termination, and is not subject to revocation or return.

(b) The monthly salary will still be owed to the Executive for the duration of the defined 6-month term, through December 31, 2017.

The term “cause” shall mean the Executive must have (i) been willful, gross or persistent in Executive’s inattention to Executive’s duties or the Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to the Executive and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) found guilty of having committed actual fraud against the Company.

7. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Executive's address listed below, unless written notice of a change of address has been provided to the Company:

Christopher David

[PERSONALLY IDENTIFIABLE INFORMATION REDACTED]

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8. Miscellaneous. Failure of either party to assert any of its rights under this Agreement shall not constitute a waiver of its rights. The waiver by any party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement shall inure to the benefit of, and be binding on, the parties and their successors, heirs, personal representatives, and assigns. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by any party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. If any provisions of this Agreement are declared invalid and unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed, interpreted, governed, and enforced in and under the laws of the state of Washington except as otherwise provided in this Agreement. Paragraph headings are inserted only for convenience and are not to be construed as part of this Agreement or a limitation of the scope of the particular paragraph to which they refer.

9. Attorneys’ Fees. In the event that either Party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’, fees, and legal assistants’ fees through all appeals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

“Company”		“Executive”
NOVO INTEGRATED SCIENCES, INC.		Christopher David

	/s/ Pierre Dalcourt		/s/ Christopher David
By:	Pierre Dalcourt, Board Chairman	By:	Christopher David

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